EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

WF International Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of WF International Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on April 11, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended September 30, 2023 and 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 25, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us